ROHM AND HAAS COMPANY ANNOUNCES ONE-TIME NON-CASH PENSION CHARGE AND THIRD QUARTER 2007 OUTLOOK

Philadelphia, PA, October 15, 2007 – Rohm and Haas Company (NYSE:ROH) today announced that its third quarter results will include an after-tax, non-cash charge of $42 million, or $0.20 per share, to recognize the potential impact of a recent court decision regarding the Rohm and Haas U.S. Pension Plan.

As disclosed in the company’s Form 8-K filing on September 4, 2007, the Seventh Circuit Court of Appeals recently affirmed a decision of an Indiana Federal District Court that participants in the Rohm and Haas U.S. pension plans who elected a lump-sum benefit during a class period have the right to a cost-of-living adjustment as part of their retirement benefit. If this decision stands, the U.S. pension trust would be required to pay these amounts, but the company will take the necessary steps to modify the plan to ensure pension expenses will not increase. Due to the over-funded status of the Rohm and Haas U.S. Pension Plan, the company will not have any current requirement to provide cash funding to the plan if this decision stands.

Rohm and Haas also announced that it expects underlying earnings per share for the third quarter of 2007, excluding restructuring, asset impairments and the one-time pension charge, to be in the range of $0.85 to $0.87.
The company will release third quarter 2007 earnings before the New York Stock Exchange opens on Tuesday, October 23, 2007.

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This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings forecasts, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of February 28, 2007.
About Rohm and Haas Company
Rohm and Haas is a global leader in the creation and development of innovative technologies and solutions for the specialty materials industry.  The company’s technologies are found in a wide range of markets including: Building and Construction, Electronics, Industrial Process, Packaging and Paper, Transportation, Household and Personal Care, Water, Food and Retail and Pharma and Medical. Based in Philadelphia, Pa, the company generated annual sales of approximately $8.2 billion in 2006.  Visit www.rohmhaas.com for more information.
CONTACTS:
Investor Relations
Andrew Sandifer
Director, Investor Relations
+1-215-592-3312
ASandifer@rohmhaas.com

Media Relations
Emily Riley
Financial Communications
+1-215-592-3644
ERiley@rohmhaas.com